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Exhibit 99

Contact Information: For Release: October 18, 2005
Elliott N. Taylor
entaylor@amerityre.com
(702) 293-1930 x113

Kenneth C. Johnsen Appointed to the Board of Directors of Amerityre
Corporation

Boulder City, NV, October 18/PRNewswire/ - Amerityre Corporation (OTC Bulletin
Board: AMTY) announced today that Kenneth C. Johnsen was appointed to serve as a member of its Board of Directors on October 12, 2004.

According to Richard A. Steinke, Chairman of Amerityre's Board of Directors, "The appointment of Ken Johnsen to the board of directors is another step towards Amerityre's objective to attract highly qualified outside Directors." "Ken's background and experience as a Director and former CEO will provide our board significant depth. We think he'll prove to be a great resource to management. Initially, we expect Ken will take an active lead in providing direction with our tire retreading technology," Steinke added.

Johnsen, age 47, currently serves as a member of the Board of Directors of Joy Global, Inc., Milwaukee, Wisconsin [NASDAQ: JOYG], a worldwide leader in manufacturing, servicing and distributing equipment for surface and underground mining.

From April 2001 to June 2005, Mr. Johnsen was a Director, President and Chief Executive Officer of Geneva Steel, Vineyard, Utah. Mr. Johnsen also served in various other capacities at Geneva Steel, including Executive Vice President, Secretary and General Counsel for the period between October 1991 and April 2001.

Amerityre is actively engaged in the development of new technologies used to produce polyurethane elastomer tires for highway and industrial applications. Amerityre's polyurethane tire compounds and manufacturing processes are considered proprietary technology.

For more information on Amerityre, visit its website at www.amerityre.com.

Certain information contained in this release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Such statements are made based upon current expectations that are subject to risk and uncertainty. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.